EXHIBIT 97

AFLAC INCORPORATED
POLICY ON RECOUPMENT OF INCENTIVE COMPENSATION

Introduction

The Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of Aflac Incorporated (the “Company”) has adopted this Policy on Recoupment of Incentive Compensation (this “Clawback Policy”), which provides for the recoupment of compensation in certain circumstances in the event of a restatement of financial results by the Company. This Clawback Policy shall be interpreted to comply with the requirements of U.S. Securities and Exchange Commission (“SEC”) rules and New York Stock Exchange (“NYSE”) / listing standards implementing Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and, to the extent this Clawback Policy is in any manner deemed inconsistent with such rules, this Clawback Policy shall be treated as retroactively amended to be compliant with such rules.

Administration

This Clawback Policy shall be administered by the Compensation Committee. Any determinations made by the Compensation Committee shall be final and binding on all affected individuals. The Compensation Committee is authorized to interpret and construe this Clawback Policy and to make all determinations necessary, appropriate or advisable for the administration of this Clawback Policy, in all cases consistent with the Dodd-Frank Act. The Board or Compensation Committee may amend this Clawback Policy from time to time in its discretion.

Covered Executives

This Clawback Policy applies to any current or former “executive officer,” within the meaning of Rule 10D-1 under the Securities Exchange Act of 1934, as amended, of the Company or a subsidiary of the Company (each such individual, an “Executive”). This Clawback Policy shall be binding and enforceable against all Executives and their beneficiaries, executors, administrators, and other legal representatives.

Recoupment Upon Financial Restatement

If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (a “Financial Restatement”), the Compensation Committee shall cause the Company to recoup from each Executive, as promptly as reasonably possible, any erroneously awarded Incentive-Based Compensation, as defined below.

No-Fault Recovery

Recoupment upon Financial Restatement under this Clawback Policy shall be required regardless of whether the Executive or any other person was at fault or responsible for accounting errors that contributed to the need for the Financial Restatement or engaged in any misconduct.

Compensation Subject to Recovery; Enforcement

This Clawback Policy applies to all compensation granted, earned or vested based wholly or in part upon the attainment of any financial reporting measure determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measure that is derived wholly or in part from such measures, whether or not presented within the Company’s financial statements or included in a filing with the SEC, including stock price and total shareholder return (“TSR”), including but not limited to performance-based cash, stock, options or other equity-based awards paid or granted to the Executive (“Incentive-Based Compensation”). Compensation that is granted, vests or is earned based solely upon the occurrence of non-financial events, such as base salary, restricted stock or options with time- based vesting, or a bonus awarded solely at the discretion of the Board or Compensation Committee and not based on the attainment of any financial measure, is not subject to this Clawback Policy.

In the event of a Financial Restatement, the amount to be recovered will be the excess of (i) the Incentive-Based Compensation received by the Executive during the Recovery Period (as defined below) based on the erroneous data and calculated without regard to any taxes paid or withheld, over (ii) the Incentive-Based Compensation that would have been received by the Executive had it been calculated based on the restated financial information, as determined by the Compensation Committee. For purposes of this Clawback Policy, “Recovery Period” means the three completed fiscal years immediately preceding the date on which the Company is required to prepare the Financial Restatement, as determined in accordance with the last sentence of this paragraph, or any transition period that results from a change in the Company’s fiscal year (as set forth in Section 303A.14(c)(1)(i)(D) of the NYSE Listed Company Manual). The date on which the Company is required to prepare a Financial Restatement is the earlier to occur of (A) the date the Board or a Board committee (or authorized officers of the Company if Board action is not required) concludes, or reasonably should have concluded, that the Company is required to prepare a Financial Restatement or (B) the date a court, regulator, or other legally authorized body directs the Company to prepare a Financial Restatement.

For Incentive-Based Compensation based on stock price or TSR, where the amount of erroneously awarded compensation is not subject to mathematical recalculation directly from the information in the Financial Restatement, then the Compensation Committee shall determine the amount to be recovered based on a reasonable estimate of the effect of the Financial Restatement on the stock price or TSR upon which the Incentive-Based Compensation was received and the Company shall document the determination of that estimate and provide it to the NYSE.

Incentive-Based Compensation is considered to have been received by an Executive in the fiscal year during which the applicable financial reporting measure was attained or purportedly attained, even if the payment or grant of such Incentive-Based Compensation occurs after the end of that period.

The Company may use any legal or equitable remedies that are available to the Company to recoup any erroneously awarded Incentive-Based Compensation, including but not limited to collecting from the Executive cash payments or shares of Company common stock from or forfeiting any amounts that the Company owes to the Executive. Executives shall be solely responsible for any tax consequences to them that result from the recoupment or recovery of any amount pursuant to this Clawback Policy, and the Company shall have no obligation to administer the Clawback Policy in a manner that avoids or minimizes any such tax consequences.

Recoupment Due to Detrimental Conduct

In addition to (and without limiting) the Recoupment Upon Financial Restatement provisions above, in the event that the Compensation Committee, in its sole discretion, determines that any Executive engages in Detrimental Conduct and received any Incentive-Based Compensation, then the Company will use reasonable efforts to recover from such Executive all or any portion (as determined by the Compensation Committee in its sole discretion as appropriate based on the conduct involved) of such Incentive-Based Compensation. Detrimental Conduct subject to this Recoupment Policy must have occurred within the three years preceding the date on which the Compensation Committee determines that Detrimental Conduct has occurred. “Detrimental Conduct” consists of:

a. the commission of a criminal act, whether or not in the workplace, that in the Compensation Committee's sole discretion, constitutes a felony or crime of comparable magnitude that could subject the Company to reputational harm;

b. any act or omission involving willful misconduct that resulted in such Executive's termination for Cause.

For the purposes of this Recoupment Policy, “Cause” shall mean: (i) confession to, pleas of nolo contendere to, or conviction of, a felony or other crime involving theft, fraud, embezzlement, or other crime involving dishonesty; (ii) certification of materially inaccurate financial or other information pertaining to the Company with actual knowledge of such inaccuracies on the Executive’s part; (iii) material violation of the Company’s policies, Company’s Code of Conduct /or directions of the Board or Chief Executive Officer, or any agreement relating to the nondisclosure of confidential information and trade secrets of the Company; (iv) habitual and material negligence in the performance of duties and; (v) material non-compliance with obligations to devote all working time to the Company’s business (other than approved vacations and other time off); (vi) material failure to comply with a lawful directive of the Board of the Chief Executive Officer; (vii) willful or deliberate misconduct or fraud in the performance of duties for the Company that substantially injures or damages the Company; or (viii) willful or deliberate failure to substantially perform duties, except due to sickness, injury or disability.

No Indemnification

The Company shall not indemnify any Executive or pay or reimburse the premium for any insurance policy to cover any losses incurred by such Executive under this Clawback Policy or any claims relating to the Company’s enforcement of rights under this Clawback Policy.

Exceptions

The compensation recouped under this Clawback Policy shall not include Incentive-Based Compensation received by an Executive (i) prior to beginning service as an Executive or (ii) if he or she did not serve as an Executive at any time during the performance period applicable to the Incentive-Based Compensation in question. The Compensation Committee may determine not to seek recovery from an Executive in whole or part to the extent it determines in its sole discretion that such recovery would be impracticable because (A) the direct expense paid to a third party to assist in enforcing recovery would exceed the recoverable amount (after having made a reasonable attempt to recover the erroneously awarded Incentive-Based Compensation and providing corresponding documentation of such attempt to the NYSE), (B) recovery would violate the home country law that was adopted prior to November 28, 2022, as determined by an opinion of counsel licensed in the applicable jurisdiction that is acceptable to and provided to the NYSE, or (C) recovery would likely cause the Company’s 401(k) plan or any other tax-qualified retirement plan to fail to meet the requirements of Section 401(a)(13) or Section 411(a) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

Other Remedies Not Precluded

The exercise by the Compensation Committee of any rights pursuant to this Clawback Policy shall be without prejudice to any other rights or remedies that the Company, the Board or the Compensation Committee may have with respect to any Executive subject to this Clawback Policy, whether arising under applicable law (including pursuant to Section 304 of the Sarbanes-Oxley Act of 2002), regulation or pursuant to the terms of any other policy of the Company, employment agreement, equity award, cash incentive award or other agreement applicable to an Executive. Notwithstanding the foregoing, there shall be no duplication of recovery of the same Incentive-Based Compensation under this Clawback Policy and any other such rights or remedies.

Acknowledgment

To the extent required by the Compensation Committee, each Executive shall be required to sign and return to the Company the acknowledgment form attached hereto as Exhibit A pursuant to which such Executive will agree to be bound by the terms of, and comply with, this Clawback Policy. For the avoidance of doubt, each Executive shall be fully bound by, and must comply with, the Clawback Policy, whether or not such Executive has executed and returned such acknowledgment form to the Company.

Effective Date and Applicability

This Clawback Policy was originally approved by the Compensation Committee and adopted by the Board on November 16, 2023, and subsequently amended by the Compensation Committee and adopted by the Board on November 11, 2025, and shall apply to any Incentive-Based Compensation that is received by an Executive on or after October 2, 2023.

EXHIBIT A

AFLAC INCORPORATED
POLICY ON RECOUPMENT OF INCENTIVE COMPENSATION

ACKNOWLEDGMENT FORM

Capitalized terms used but not otherwise defined in this Acknowledgment Form (this “Acknowledgment Form”) shall have the meanings ascribed to such terms in the Policy on Recoupment of Incentive Compensation (“Clawback Policy”).

By signing this Acknowledgment Form, the undersigned acknowledges, confirms and agrees that the undersigned: (i) has received and reviewed a copy of the Clawback Policy; (ii) is and will continue to be subject to the Clawback Policy and that the Clawback Policy will apply both during and after the undersigned’s employment with the Company; and (iii) will abide by the terms of the Clawback Policy, including, without limitation, by reasonably promptly returning any recoverable compensation to the Company as required by the Clawback Policy, as determined by the Compensation Committee in its sole discretion.

Sign:
Name:	[Employee]

Date: